SCHEDULE A

         This schedule sets forth information with respect to each purchase of Common Stock which was effectuated by VN Capital Fund I, L.P. within the 60 days prior to March 9, 2005. All transactions were effectuated in the open market through a broker.



             Number of
Date           Shares                Price Per Share Cost(1)
----         ---------               ---------------
2/9/05       29,200                    $8.1800
2/10/05      14,600                    $7.8745
2/11/05       4,600                    $7.7978
2/16/05       1,000                    $7.9500
2/17/05       5,100                    $7.9255
2/18/05         700                    $7.9500
2/23/05       1,000                    $8.0000
2/24/05       1,200                    $8.0000
2/25/05       1,302                    $8.0000
2/28/05         150                    $8.0000
3/1/05       17,604                    $7.9797
3/9/05       16,900                    $8.0217
3/10/05       4,100                    $8.0639
3/11/05       4,550                    $7.9775


(1) Excludes commissions and other execution-related costs.